Exhibit 24

POWER OF ATTORNEY

CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the “principal,” you give the person whom you choose (your “agent”) authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. “Important Information for the Agent” at the end of this document describes your agent’s responsibilities.

Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

Your agent cannot make health care decisions for you. You may execute a “Health Care Proxy” to do this.

The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

KNOW ALL MEN BY THESE PRESENTS: that I, Alan D. Schwartz, constitute and appoint Lawrence J. Burian and Robert M. Pollichino, each of them severally, as true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities to sign any Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities and Exchange Act of 1934 and the rules thereunder (including any amendments or exhibits thereto and other forms and reports) that I may be required to file with the U.S. Securities and Exchange Commission as a result of my ownership or transactions in securities of Madison Square Garden, Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. I acknowledge that the attorneys-in-fact and agents, each serving in such capacity as requested herein, are not assuming, nor is Madison Square Garden, Inc. assuming, any of the responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934. This power of attorney is not intended to, and does not, revoke, or in any way affect, any prior power of attorney that I have executed.

This Power of Attorney shall remain in full force and effect until I no longer am required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by Madison Square Garden, Inc., unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact.

In Witness Whereof, I have hereunto signed my name on the 8th day of February, 2010.

/s/ Alan D. Schwartz

Alan D. Schwartz

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 8th day of February in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Alan D. Schwartz, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jacqueline Giura

Notary Public, State of New York

No. 24-4761247

Qualified in Richmond County

Name: Jacqueline Giura

My Commission Expires: July 15, 2010

IMPORTANT INFORMATION FOR THE AGENT:

When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

(1) act according to any instructions from the principal, or, where there are no instructions, in the principal’s best interest;

(2) avoid conflicts that would impair your ability to act in the principal’s best interest;

(3) keep the principal’s property separate and distinct from any assets you own or control, unless otherwise permitted by law;

(4) keep a record of all receipts, payments, and transactions conducted for the principal; and

(5) disclose your identity as an agent whenever you act for the principal by writing or printing the principal’s name and signing your own name as “agent” in either of the following manner: (Principal’s Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal’s Name).

You may not use the principal’s assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal’s best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal’s guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

The meaning of the authority given to you is defined in New York’s General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

We, Lawrence J. Burian and Robert M. Pollichino, have read the foregoing Power of Attorney. We are the persons identified therein as agents for the principal named therein.

In Witness Whereof, we have hereunto signed our names on the 23rd day of February 2010.

/s/ Lawrence J. Burian

Lawrence J. Burian

/s/ Robert M. Pollichino

Robert M. Pollichino

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 23rd day of February in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Lawrence J. Burian and Robert M. Pollichino, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacity, and that by their signatures on the instrument, the individuals or the person upon behalf of which the individuals acted, executed the instrument.

/s/ Kim Sardo

Notary Public, State of New York

No. 01SA4944804

Qualified in Queens County

Name: Kim Sardo

My Commission Expires: December 5, 2010